EXHIBIT 4.1

     INDENTURE, dated as of February 1, 1991 (the “Indenture”), between ELI LILLY AND COMPANY, a corporation duly organized and existing under the laws of the State of Indiana (herein called the “Company”), having its principal office at Lilly Corporate Center, Indianapolis, Indiana 46285 and CITIBANK, N.A., a national banking association organized and existing under the laws of the United States of America (herein called the “Trustee”).

RECITALS OF THE COMPANY

     WHEREAS, the Company has duly authorized the issue, in one or more series as in this Indenture provided, from time to time of its debt securities (hereinafter called the “Securities”) and, to provide the general terms and conditions upon which the Securities are to be authenticated, issued and delivered, the Company has duly authorized the execution and delivery of this Indenture;

     WHEREAS, the Trustee has the power to enter into this Indenture and to accept and execute the trusts herein created; and

     WHEREAS, the Company represents that all acts and things necessary to make the Securities, when executed by the Company and authenticated and delivered by the Trustee as in this Indenture provided, and issued, the valid, binding and legal obligations of the Company, will, at the time of such execution, authentication and delivery, have been done and performed; that all acts and things necessary to constitute these presents a valid indenture and agreement according to its terms, have been done and performed; that the execution of this Indenture has in all respects been duly authorized, and that the issue hereunder of the Securities will, at the time of the issue thereof, have in all respects been duly authorized; and the Company, in the exercise of each and every legal right and power in it vested, executes this Indenture and proposes to make, execute, issue and deliver the Securities;

     NOW, THEREFORE, in consideration of the premises and the purchase and acceptance of the Securities by the holders thereof, the Company mutually covenants and agrees with the Trustee, for the equal and proportionate benefit of the respective holders from time to time of the Securities or of series thereof, as follows:

PARAGRAPH A. INCORPORATION BY REFERENCE

     Articles One through Thirteen of the Eli Lilly and Company Standard Multiple-Series Indenture Provisions dated, and filed with the Securities and Exchange Commission on, December 20, 1990 (herein called the “Standard Provisions”), a copy of which is attached hereto as Annex “A”, are hereby incorporated herein by reference with the same force and effect as though fully set out herein.

PARAGRAPH B. ADDITIONAL PROVISIONS

     Each of the following provisions, which constitute part of this Indenture, is numbered to conform with the format of the Standard Provisions:

SECTION 7.13. At the date of this Indenture, the Corporate Trust office is located at 120 Wall Street, New York, N.Y. 10043, except that, with respect to presentation of Securities for payment or registration of transfers and exchanges and the location of the Security Registrar, the Corporate Trust office is located at the office or agency of the Trustee in said city at which any particular time its corporate agency business shall be conducted, which at the date hereof is located at 111 Wall Street, New York, N.Y. 10043.

ARTICLE FOURTEEN

Miscellaneous Provisions

SECTION 14.01. Counterparts. This Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

ELI LILLY AND COMPANY

By:

James M. Cornelius Vice President, Finance

[Seal]

ATTEST:

Fred B. Croner, Jr. Assistant Secretary

CITIBANK, N.A. Trustee

By:

Name: E. Gibbons Title: Senior Trust Officer

[Seal]

ATTEST

Name:Pam J. Cote Title:Trust Officer

STATE OF INDIANA	) )	ss.:
COUNTY OF MARION	)

     On the                     th day of February, 1991, before me personally came James M. Cornelius, to me known, who, being by me duly sworn, did depose and say that he is Vice President, Finance, of ELI LILLY AND COMPANY, one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and that he signed his name thereto by like authority.

Notary Public

STATE OF NEW YORK	) )	ss.:
COUNTY OF NEW YORK	)

     On the                      th day of February, 1991, before me personally came E. GIBBONS, to me known, who, being by me duly sworn, did depose and say that he is Senior Trust Officer of CITIBANK, N.A., one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and that he signed his name thereto by like authority.

Notary Public